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                                 EXHIBIT 8.2.2.

                             SECURED PROMISSORY NOTE
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$202,000                         JANUARY 21, 2005       LOS ANGELES, CALIFORNIA
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         FOR VALUE RECEIVED, eChex, Inc., a California corporation, ("Borrower")
promises to pay to Morgan Beaumont, Inc., a Nevada corporation, ("Lender"), the sum of Two Hundred Two Thousand Dollars ($202,000), plus other costs and fees advanced by Lender to or for the benefit of Borrower, together with interest thereon on the outstanding balance of this Note, computed monthly from the date hereof at the rate of ten percent (10%) per annum, on an actual day/360 day basis. All interest, principal and other costs hereunder shall be due and payable to the holder ("Holder") of this Secured Promissory Note (this "Note") on or before March 30, 2005 (the "Due Date").

         Payments of principal, costs and interest and all other sums due under this Note will be made in legal tender of the United States of America. Borrower shall have the right to prepay without penalty all or any part of the unpaid balance of this Note at any time. Borrower shall not be entitled to re-borrow any prepaid amounts of the principal, interest or other costs or charges. All payments made pursuant to this Note will be first applied to accrued and unpaid interest, if any, then to other proper charges under this Note and the balance, if any, to principal.

         Notwithstanding anything in this Note to the contrary, the entire unpaid principal amount of this Note, together with all accrued but unpaid interest thereon and other unpaid charges and costs hereunder, will become immediately all due and payable without further notice at the option of the Holder upon any of the following (the "Acceleration Date"): (i) Borrower fails to timely make any payment hereunder when such payment becomes first due and such failure continues for a period of ten days after written notice from Holder to Borrower; (ii) the occurrence of a default under this Note or any breach of any other agreement between Borrower and Lender and such default continues unremedied for a period of ten (10) days after written notice to Borrower by Lender; (iii) Borrower ceases to carry on business on a regular basis or enters into an agreement to sell substantially all of its assets or an agreement whereby it merges into, consolidates with or is acquired by any other business entity, unless such entity assumes the obligations under this Note; or (iv) Borrower makes any assignment for the benefit of its creditors, makes any election to wind up or dissolve or becomes unable to pay its debts as they mature, becomes insolvent or the subject of any proceeding under any bankruptcy, insolvency or debtor's relief law.

         This Note is secured by that certain Broker-Client Agreement between Borrower and Acosta and by the guaranties and pledge of shares by the Borrower's principal shareholders and the assets of Borrower.

         If any amount payable to Holder under this Note is not received by Holder on or before the Due Date, then such amount (the "Delinquent Amount") will bear interest from and after the Due Date until paid at an annual rate of interest equal to the greater of (i) eighteen percent (18%), (ii) the advance


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rate to member banks on the Acceleration Date as established by the Federal
Reserve Bank of New York, New York, pursuant to Section 13 of the Federal Reserve Act, plus five percentage points, or (iii) the maximum rate then permitted by law (the "Default Rate"). If the maximum rate then permitted by law is lower than 18%, the maximum legal rate shall be the Default Rate. In addition, Borrower will also pay to Holder each month a late payment processing fee ("Late Fee") in an amount each month equal to six percent (6%) of each Delinquent Amount to defray the expense incident to the administration, processing and collection of each Delinquent Amount. Borrower agrees that it would be impractical to ascertain the exact amount of damage Holder would incur to collect Delinquent Amounts and that the Late Fee is a reasonable estimate by Borrower and Lender of the actual amount of damage which will be incurred by Holder to collect Delinquent Amounts. At the option of Holder from time to time, the Late Fee will be immediately payable or will be added to the unpaid principal balance.

         All rights, remedies, and undertakings, obligations, options, covenants, conditions and agreements contained in this Note are cumulative and no one of them will be exclusive of any other.

         Borrower for itself and its legal representatives, successors and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, and diligence in collection, and consents that Holder may extend the time for payment or otherwise modify the terms of payment or any part or the whole of the debt evidenced hereby. To the fullest extent permitted by law, Borrower waives the statute of limitations in any action brought by Holder in connection with this Note and the right to a trial by jury.

         This Note will be interpreted in accordance with California law, including all matters of construction, validity, performance and enforcement, without giving effect to any principles of conflict of laws. Any dispute, action or proceeding concerning this Note will be initiated, maintained, heard and decided exclusively in any jurisdiction in which Holder elects to bring an action. Borrower irrevocably waives its right to a jury trial in all such disputes, actions and proceedings. The prevailing party in any action, litigation or proceeding including any appeal or the collection of any judgment concerning this Note will be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or not such matter be prosecuted to final judgment, such party's costs and expenses, including reasonable attorneys' fees, and Lender shall be entitled to recover all of its attorneys fees and costs should Lender place this Note in the hands of an attorney for collection. This Note may not be changed, modified, amended or terminated orally.

         In the event that this Note shall require the payment of interest in excess of the maximum amount permissible under applicable law, Borrower's obligations hereunder shall automatically and retroactively be deemed reduced to the highest maximum amount permissible under applicable law. In the event Holder receives as interest an amount that would exceed such maximum applicable rate, the amount of any excess interest shall not be applied to the payment of interest hereunder, but shall automatically and retroactively be applied to the reduction of the unpaid principal balance due hereunder. In the event and to the extent such excess amount of interest exceeds the outstanding unpaid principal balance hereunder, any such excess amount shall be immediately returned to Borrower by Holder. Borrower hereby waives any provisions of any state or federal law concerning usury or the limitation on the maximum rate of interest chargeable by a lender.


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Dated as of the date first written above.

                                   "BORROWER"

                                    eCHEX, Inc.,
                                    a California corporation


                                    By: ________________________________________
                                     Its: ______________________________________


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